Exhibit 99.1

The Bancorp, Inc. Reports First Quarter Financial Results

Wilmington, DE – April 24, 2025 – The Bancorp, Inc. (“The Bancorp” or the “Company” or “we” or “our”) (NASDAQ: TBBK), a financial holding company, today reported its financial results for the first quarter of 2025.

Highlights

•	The Bancorp reported net income of $57.2 million, or $1.19 per diluted share (“EPS”), for the quarter ended March 31, 2025, compared to net income of $56.4 million, or $1.06 per diluted share, for the quarter ended March 31, 2024, or an EPS increase of 12%. While net income increased 1% between these periods, outstanding shares were reduced as a result of increased repurchases that occurred during 2024.

•	Return on assets and return on equity for the quarter ended March 31, 2025, amounted to 2.5% and 29%, respectively, compared to 3.0% and 28%, respectively, for the quarter ended March 31, 2024 (all percentages “annualized”).

•	Net interest income decreased 3% to $91.7 million for the quarter ended March 31, 2025, compared to $94.4 million for the quarter ended March 31, 2024. Certain loan fees on consumer fintech loans are recorded as non-interest income. Such non-interest income amounted to $3.6 million for the quarter ended March 31, 2025 and $0 for the quarter ended March 31, 2024.

•	Net interest margin amounted to 4.07% for the quarter ended March 31, 2025, compared to 5.15% for the quarter ended March 31, 2024, and 4.55% for the quarter ended December 31, 2024.

•	Loans, net of deferred fees and costs were $6.38 billion at March 31, 2025, compared to $5.46 billion at March 31, 2024 and $6.11 billion at December 31, 2024. Those changes reflected an increase of 4% quarter over linked quarter and an increase of 17% year over year.

•	Gross dollar volume (“GDV”), representing the total amounts spent on prepaid and debit cards, increased $6.71 billion, or 18%, to $44.65 billion for the quarter ended March 31, 2025, compared to the quarter ended March 31, 2024. The increase reflected continued organic growth with existing partners and the impact of clients added within the past year. Total prepaid, debit card, ACH, and other payment fees increased 13% to $30.8 million for the first quarter of 2025 compared to the first quarter of 2024. Consumer credit fintech fees amounted to $3.6 million for the first quarter 2025.

•	Small business loans (“SBLs”), including those held at fair value, amounted to $1.01 billion at March 31, 2025, or 12% higher year over year, and 3% higher quarter over linked quarter, excluding the impact of loans with related secured borrowings.

•	Direct lease financing balances increased 1% year over year to $710.0 million at March 31, 2025, and increased 1% from December 31, 2024.

•	Real estate bridge loans of $2.21 billion increased 5% compared to a $2.11 billion balance at December 31, 2024, and increased 5% compared to the March 31, 2024 balance of $2.10 billion. These real estate bridge loans consist entirely of rehabilitation loans for apartment buildings.

•	Security backed lines of credit (“SBLOC”), insurance backed lines of credit (“IBLOC”), and investment advisor financing loans collectively increased 3% year over year and increased less than 1% quarter over linked quarter to $1.84 billion at March 31, 2025.

•	The average interest rate on $8.44 billion of average deposits and interest-bearing liabilities during the first quarter of 2025 was 2.28%. Average deposits of $8.31 billion for the first quarter of 2025 increased $1.81 billion, or 28% over first quarter 2024.

•	As of March 31, 2025, the Company’s Tier 1 capital to average assets (leverage), Tier 1 capital to risk-weighted assets, total capital to risk-weighted assets and common equity Tier 1 to risk-weighted assets ratios were 8.93%, 13.94%, 14.86% and 13.94%, respectively, compared to well-capitalized minimums of 5%, 8%, 10% and 6.5%, respectively. The Bancorp Bank, National Association also remains well capitalized under banking regulations.

•	Book value per common share at March 31, 2025, was $17.66 compared to $15.63 per common share at March 31, 2024, an increase of 13%.

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•	The Bancorp repurchased 684,445 shares of its common stock at an average cost of $54.79 per share during the quarter ended March 31, 2025. As a result of share repurchases, outstanding shares at March 31, 2025 amounted to 47.0 million, compared to 52.3 million shares at March 31, 2024, or a reduction of 10%.

•	The Bancorp emphasizes safety and soundness, and its balance sheet has a risk profile enhanced by the special nature of the collateral supporting its loan niches, related underwriting, and the characteristics of its funding sources, including those highlighted in the bullets below. Those loan niches and funding sources have contributed to increased earnings levels, even during periods in which markets have experienced various economic stresses.

•	The vast majority of The Bancorp’s funding is comprised of FDIC-insured and/or small balance accounts, which adjust to only a portion of changes in rates. The Company also has lines of credit with U.S. government sponsored agencies totaling approximately $3.09 billion as of March 31, 2025, as well as access to other forms of liquidity.

•	In its real estate bridge loans (“REBL”) portfolio, the Company has minimal exposure to non-multifamily commercial real estate such as office buildings, and instead has a portfolio largely comprised of rehabilitation bridge loans for apartment buildings. These loans generally have three-year terms with two one-year extensions to allow for the rehabilitation work to be completed and rentals stabilized for an extended period, before being refinanced at lower rates through U.S. Government Sponsored Entities or other lenders. The REBL portfolio consists primarily of workforce housing, which we consider to be working class apartments at more affordable rental rates. Related collateral values should accordingly be more stable than higher rent properties, even in stressed economies. While the macro-economic environment has challenged the multifamily bridge space, the stability of the Company’s REBL portfolio is evidenced by the estimated values of the underlying collateral. The Company’s $2.2 billion REBL portfolio at March 31, 2025, has a weighted average origination date “as is” loan-to-value ratio of 70%, based on third-party appraisals. Further, the weighted average origination date “as stabilized” LTV, which measures the estimated value of the apartments after the rehabilitation is complete may provide even greater protection.

•	As part of the underwriting process, The Bancorp reviews prospective borrowers’ previous rehabilitation experience in addition to overall financial wherewithal. These transactions also include significant borrower equity contributions with required performance metrics. Underwriting generally includes, but is not limited to, assessment of local market information relating to vacancy and rental rates, review of post rehabilitation rental rate assumptions against geo-specific affordability indices, negative news searches, lien searches, visitations by bank personnel and/or designated engineers, and other information sources.

•	Rehabilitation progress is monitored through ongoing draw requests and financial reporting covenants. This generally allows for early identification of potential issues, and expedited action to address on a timely basis.

•	Operations and ongoing loan evaluation are overseen by multiple levels of management, in addition to the REBL team’s experienced professional staff and third-party consultants utilized during the underwriting and asset management process. This oversight includes a separate loan committee specific to REBL, which is comprised of seasoned and experienced lending professionals who do not directly report to anyone on the REBL team. There is also a separate loan review department, a surveillance committee and additional staff which evaluate potential losses under the current expected credit losses methodology (“CECL”), all of which similarly do not report to anyone on the REBL team.

•	SBLOC and IBLOC portfolios are respectively secured by marketable securities and the cash value of life insurance. The majority of SBA 7(a) loans are government guaranteed, while SBA 504 loans are made with 50%-60% LTVs.

•	Additional details regarding our loan portfolios are included in the related tables in this press release, as is the summarization of the earnings contributions of our payments businesses, which further enhances The Bancorp’s risk profile. The Company’s risk profile inherent in its loan portfolios, funding and earnings levels, may present opportunities to further increase stockholder value, while still prudently maintaining capital levels.

•	In the second quarter of 2024, the Company purchased approximately $900 million of fixed rate government sponsored entity backed commercial and residential mortgage securities of varying maturities, with an approximate 5.11% weighted average yield, and estimated weighted average lives of eight years, to reduce its exposure to lower levels of net interest income. Such purchases would also reduce the additional net interest income which will result if the Federal Reserve increases rates. While there are many variables and limitations to estimating exposure to changes in rates, such purchases and continuing fixed rate loan originations are projected to reduce such exposure to modest levels. In prior years, The Bancorp deferred adding fixed rate securities when yields were particularly low, which has afforded the flexibility to benefit from, and secure, more advantageous securities and loan rates.

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“The Bancorp earned $1.19 a share in the first quarter of 2025 or a 12% increase in EPS over the first quarter of 2024,” said Damian Kozlowski, CEO of The Bancorp.  “While we had some pressure on revenue from rates, it was mitigated by our balance sheet strategy, and the growth of deposits.  Fintech Solutions continues to show significant momentum in both GDV (up 18% year-over-year) and fee growth (up 26% year-over-year).  We are confirming guidance of $5.25 a share for 2025.  EPS guidance does not include the impact of $150 million of authorized stock buybacks in 2025.”

Conference Call Webcast

You may access the LIVE webcast of The Bancorp’s Quarterly Earnings Conference Call at 8:00 AM ET Friday, April 25, 2025, by clicking on the webcast link on The Bancorp’s homepage at www.thebancorp.com or you may dial 1.800.549.8228, conference ID 80395. You may listen to the replay of the webcast following the live call on The Bancorp’s investor relations website (archived for one year) or telephonically until Friday, May 2, 2025, by dialing 1.888.660.6264, playback code 80395#.

About The Bancorp

The Bancorp, Inc. (NASDAQ: TBBK), headquartered in Wilmington, Delaware, through its subsidiary, The Bancorp Bank, National Association, provides a variety of services including providing non-bank financial companies with the people, processes, and technology to meet their unique banking needs. Through its Fintech Solutions, Institutional Banking, Commercial Lending, and Real Estate Bridge Lending businesses, The Bancorp provides partner-focused solutions paired with cutting-edge technology for companies that range from entrepreneurial startups to Fortune 500 companies. With over 20 years of experience, The Bancorp has become a leader in the financial services industry, earning recognition as the #1 issuer of prepaid cards in the U.S., a nationwide provider of bridge financing for real estate capital improvement plans, an SBA National Preferred Lender, a leading provider of securities-backed lines of credit, with one of the few bank-owned commercial vehicle leasing groups. By its company-wide commitment to excellence, The Bancorp has also been ranked as one of the 100 Fastest-Growing Companies by Fortune, a Top 50 Employer by Equal Opportunity Magazine and was selected to be included in the S&P Small Cap 600. For more about The Bancorp, visit https://thebancorp.com/.

Forward-Looking Statements

Statements in this earnings release regarding The Bancorp’s business that are not historical facts, are “forward-looking statements.” These statements may be identified by the use of forward-looking terminology, including, but not limited to the words “intend,” “may,” “believe,” “will,” “expect,” “look,” “anticipate,” “plan,” “estimate,” “continue,” or similar words. Forward-looking statements include, but are not limited to, statements regarding our anticipated 2025 results. Such forward-looking statements relate to our current assumptions, projections and expectations about our business and future events, including current expectations about important economic and political factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to the risks and uncertainties referenced or described in The Bancorp’s filings with the Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2024 and other documents that the Company files from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this press release. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this press release to reflect events or circumstances that arise after the date of this press release, except as may be required under applicable law.

The Bancorp, Inc. Contact

Andres Viroslav

Director, Investor Relations

215-861-7990

andres.viroslav@thebancorp.com

Source: The Bancorp, Inc.

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The Bancorp, Inc.

Financial highlights

(unaudited)

	Three months ended		Year ended
	March 31,		December 31,
Consolidated condensed income statements	2025	2024	2024
	(Dollars in thousands, except per share and share data)

Net interest income	$91,743	$94,418	$376,241
Provision for credit losses on non-consumer fintech loans	874	2,363	9,319
Provision for credit losses on consumer fintech loans	45,868	—	30,651
Provision (reversal) for unfunded commitments	111	(194)	(596)
Provision (reversal) for credit loss on security	—	—	(1,000)
Non-interest income
Fintech fees
ACH, card and other payment processing fees	5,132	2,964	14,596
Prepaid, debit card and related fees	25,714	24,286	97,413
Consumer credit fintech fees	3,600	—	4,789
Total fintech fees	34,446	27,250	116,798
Net realized and unrealized gains (losses) on commercial loans, at fair value	361	1,096	2,732
Leasing related income	1,972	388	3,921
Consumer fintech loan credit enhancement	45,868	—	30,651
Other non-interest income	995	648	3,412
Total non-interest income	83,642	29,382	157,514
Non-interest expense
Salaries and employee benefits	33,669	30,280	131,597
Data processing expense	1,205	1,421	5,666
Legal expense	1,957	821	3,081
FDIC insurance	1,053	845	3,579
Software	5,013	4,489	17,913
Other non-interest expense	10,397	8,856	41,389
Total non-interest expense	53,294	46,712	203,225
Income before income taxes	75,238	74,919	292,156
Income tax expense	18,065	18,490	74,616
Net income	57,173	56,429	217,540

Net income per share - basic	$1.21	$1.07	$4.35

Net income per share - diluted	$1.19	$1.06	$4.29
Weighted average shares - basic	47,214,050	52,747,140	50,063,620
Weighted average shares - diluted	47,959,292	53,326,588	50,713,140

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Condensed consolidated balance sheets	March 31,	December 31,	September 30,	March 31,
	2025 (unaudited)	2024	2024 (unaudited)	2024 (unaudited)
	(Dollars in thousands, except share data)
Assets:
Cash and cash equivalents
Cash and due from banks	$9,684	$6,064	$8,660	$9,105
Interest earning deposits at Federal Reserve Bank	1,011,585	564,059	47,105	1,241,363
Total cash and cash equivalents	1,021,269	570,123	55,765	1,250,468

Investment securities, available-for-sale, at fair value, net of $10.0 million allowance for credit loss effective December 31, 2023, March 31, 2024, September 30, 2024, and $0 at December 31, 2024	1,488,184	1,502,860	1,588,289	718,247
Commercial loans, at fair value	211,580	223,115	252,004	282,998
Loans, net of deferred fees and costs	6,380,150	6,113,628	5,906,616	5,459,344
Allowance for credit losses	(52,497)	(44,853)	(31,004)	(28,741)
Loans, net	6,327,653	6,068,775	5,875,612	5,430,603
Federal Home Loan Bank, Atlantic Central Bankers Bank, and Federal Reserve Bank stock	16,250	15,642	21,717	15,642
Premises and equipment, net	27,130	27,566	28,091	27,482
Accrued interest receivable	42,464	41,713	42,915	37,861
Intangible assets, net	1,154	1,254	1,353	1,552
Other real estate owned	67,129	62,025	61,739	19,559
Deferred tax asset, net	13,585	18,874	9,604	21,764
Credit enhancement asset	20,199	12,909	—	—
Other assets	149,130	182,687	157,501	109,680
Total assets	$9,385,727	$8,727,543	$8,094,590	$7,915,856

Liabilities:
Deposits
Demand and interest checking	$8,283,262	$7,434,212	$6,844,128	$6,828,159
Savings and money market	81,320	311,834	81,624	62,597
Total deposits	8,364,582	7,746,046	6,925,752	6,890,756

Short-term borrowings	—	—	135,000	—
Senior debt	96,303	96,214	96,125	95,948
Subordinated debenture	13,401	13,401	13,401	13,401
Other long-term borrowings	13,988	14,081	38,157	38,407
Other liabilities	67,766	68,018	70,829	60,579
Total liabilities	$8,556,040	$7,937,760	$7,279,264	$7,099,091

Shareholders' equity:
Common stock - authorized, 75,000,000 shares of $1.00 par value; 48,067,178 and 46,980,002 shares issued and outstanding, respectively, at March 31, 2025 and 52,253,037 shares issued and outstanding at March 31, 2024	48,067	47,713	48,231	52,253
Additional paid-in capital	7,470	3,233	26,573	166,335
Retained earnings	836,328	779,155	723,247	618,044
Accumulated other comprehensive (loss) income	(1,840)	(17,637)	17,275	(19,867)
Treasury stock at cost, 1,087,176 shares at March 31, 2025 and 0 shares at March 31, 2024, respectively	(60,338)	(22,681)	—	—
Total shareholders' equity	829,687	789,783	815,326	816,765

Total liabilities and shareholders' equity	$9,385,727	$8,727,543	$8,094,590	$7,915,856

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Average balance sheet and net interest income	Three months ended March 31, 2025			Three months ended March 31, 2024
	(Dollars in thousands; unaudited)
	Average		Average	Average		Average
Assets:	Balance	Interest	Rate	Balance	Interest	Rate

Interest earning assets:
Loans, net of deferred fees and costs(1)	$6,380,615	$108,802	6.82%	$5,717,262	$114,160	7.99%
Leases-bank qualified(2)	5,853	139	9.50%	4,746	116	9.78%
Investment securities-taxable	1,489,329	18,127	4.87%	733,599	9,634	5.25%
Investment securities-nontaxable(2)	6,256	105	6.71%	2,895	50	6.91%
Interest earning deposits at Federal Reserve Bank	1,136,402	12,680	4.46%	874,073	11,884	5.44%
Net interest earning assets	9,018,455	139,853	6.20%	7,332,575	135,844	7.41%

Allowance for credit losses	(44,915)			(27,158)
Other assets	345,791			331,756
	$9,319,331			$7,637,173

Liabilities and Shareholders' Equity:
Deposits:
Demand and interest checking	$8,174,676	$45,045	2.20%	$6,453,866	$38,714	2.40%
Savings and money market	136,688	1,330	3.89%	50,970	447	3.51%
Total deposits	8,311,364	46,375	2.23%	6,504,836	39,161	2.41%

Short-term borrowings	—	—	—	1,373	19	5.54%
Repurchase agreements	—	—	—	13	—	—
Long-term borrowings	14,050	195	5.55%	38,517	686	7.12%
Subordinated debentures	13,401	255	7.61%	13,401	292	8.72%
Senior debt	96,244	1,234	5.13%	95,894	1,233	5.14%
Total deposits and liabilities	8,435,059	48,059	2.28%	6,654,034	41,391	2.49%

Other liabilities	74,537			171,116
Total liabilities	8,509,596			6,825,150

Shareholders' equity	809,735			812,023
	$9,319,331			$7,637,173
Net interest income on tax equivalent basis(2)		$91,794			$94,453

Tax equivalent adjustment		51			35

Net interest income		$91,743			$94,418
Net interest margin(2)			4.07%			5.15%

(1) Includes commercial loans, at fair value. All periods include non-accrual loans.
(2) Full taxable equivalent basis, using 21% respective statutory federal tax rates in 2025 and 2024.

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Allowance for credit losses	Three months ended		Year ended
	March 31,	March 31,	December 31,
	2025 (unaudited)	2024 (unaudited)	2024
	(Dollars in thousands)

Balance in the allowance for credit losses at beginning of period	$44,853	$27,378	$27,378

Loans charged-off:
SBA non-real estate	62	111	708
Direct lease financing	736	919	4,575
Consumer - home equity	—	—	10
Consumer fintech	44,224	—	19,619
Other loans	—	6	8
Total	45,022	1,036	24,920

Recoveries:
SBA non-real estate	18	4	229
Direct lease financing	260	32	318
Consumer fintech	5,646	—	1,877
Consumer - home equity	—	—	1
Total	5,924	36	2,425
Net charge-offs	39,098	1,000	22,495
Provision for credit losses on non-consumer fintech loans	874	2,363	9,319
Provision for credit losses on consumer fintech loans	45,868	—	30,651

Balance in allowance for credit losses at end of period	$52,497	$28,741	$44,853
Net charge-offs/average loans	0.63%	0.02%	0.40%
Net charge-offs/average assets	0.42%	0.01%	0.28%

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Loan portfolio	March 31,	December 31,	September 30,	March 31,
	2025 (unaudited)	2024	2024 (unaudited)	2024 (unaudited)
	(Dollars in thousands)

SBL non-real estate	$191,750	$190,322	$179,915	$140,956
SBL commercial mortgage	681,454	662,091	665,608	637,926
SBL construction	42,026	34,685	30,158	27,290
Small business loans	915,230	887,098	875,681	806,172
Direct lease financing	709,978	700,553	711,836	702,512
SBLOC / IBLOC(1)	1,577,170	1,564,018	1,543,215	1,550,313
Advisor financing(2)	265,950	273,896	248,422	232,206
Real estate bridge loans	2,212,054	2,109,041	2,189,761	2,101,896
Consumer fintech(3)	574,048	454,357	280,092	—
Other loans(4)	112,322	111,328	46,586	56,163
	6,366,752	6,100,291	5,895,593	5,449,262
Unamortized loan fees and costs	13,398	13,337	11,023	10,082
Total loans, including unamortized fees and costs	$6,380,150	$6,113,628	$5,906,616	$5,459,344

Small business portfolio	March 31,	December 31,	September 30,	March 31,
	2025 (unaudited)	2024	2024 (unaudited)	2024 (unaudited)
	(Dollars in thousands)

SBL, including unamortized fees and costs	$925,877	$897,077	$885,263	$816,151
SBL, included in loans, at fair value	83,448	89,902	93,888	109,131
Total small business loans(5)	$1,009,325	$986,979	$979,151	$925,282

(1) SBLOC loans are collateralized by marketable securities, while IBLOC are collateralized by the cash surrender value of insurance policies. At March 31, 2025 and December 31, 2024, IBLOC loans amounted to $535.2 million and $548.1 million, respectively.

(2) In 2020 The Bancorp began originating loans to investment advisors for purposes of debt refinancing, acquisition of another firm or internal succession. Maximum loan amounts are subject to loan-to-value ratios of 70% of the business enterprise value based on a third-party valuation, but may be increased depending upon the debt service coverage ratio. Personal guarantees and blanket business liens are obtained as appropriate.

(3) Consumer fintech loans consist of $305.3 million of secured credit card loans, with the balance comprised of other short-term extensions of credit.

(4) Includes demand deposit overdrafts reclassified as loan balances totaling $3.3 million and $1.2 million at March 31, 2025 and December 31, 2024, respectively. Estimated overdraft charge-offs and recoveries are reflected in the allowance for credit losses and are immaterial.

(5) The SBLs held at fair value are comprised of the government guaranteed portion of 7(a) Program loans at the dates indicated.

Small business loans as of March 31, 2025

Loan principal
(Dollars in millions)
U.S. government guaranteed portion of SBA loans(1)	$391
Commercial mortgage SBA(2)	369
Construction SBA(3)	18
Non-guaranteed portion of U.S. government guaranteed 7(a) Program loans(4)	113
Non-SBA SBLs	102
Other(5)	4
Total principal	$997
Unamortized fees and costs	12
Total SBLs	$1,009

(1) Includes the portion of SBA 7(a) Program loans which have been guaranteed by the U.S. government, and therefore are assumed to have no credit risk.

(2) Substantially all these loans are made under the 504 Program, which dictates origination date LTV percentages, generally 50%-60%, to which The Bancorp adheres.

(3) Includes $15 million in 504 Program first mortgages with an origination date LTV of 50%-60%, and $3 million in SBA interim loans with an approved SBA post-construction full takeout/payoff.

(4) Includes the unguaranteed portion of 7(a) Program loans which are 70% or more guaranteed by the U.S. government. SBA 7(a) Program loans are not made on the basis of real estate LTV; however, they are subject to SBA's "All Available Collateral" rule which mandates that to the extent a borrower or its 20% or greater principals have available collateral (including personal residences), the collateral must be pledged to fully collateralize the loan, after applying SBA-determined liquidation rates. In addition, all 7(a) Program loans and 504 Program loans require the personal guaranty of all 20% or greater owners.

(5) Comprised of $4 million of loans sold that do not qualify for true sale accounting.

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Small business loans by type as of March 31, 2025

(Excludes government guaranteed portion of SBA 7(a) Program)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
Hotels (except casino hotels) and motels	$87	$—	$—	$87	14%
Funeral homes and funeral services	30	—	32	62	10%
Full-service restaurants	29	2	2	33	5%
Child day care services	24	1	2	27	5%
Car washes	11	10	—	21	4%
Homes for the elderly	16	—	—	16	3%
Outpatient mental health and substance abuse centers	15	—	—	15	3%
General line grocery merchant wholesalers	13	—	—	13	2%
Gasoline stations with convenience stores	12	—	—	12	2%
Fitness and recreational sports centers	8	—	2	10	2%
Nursing care facilities	9	—	—	9	2%
Offices of lawyers	9	—	—	9	1%
Caterers	7	—	—	7	1%
All other specialty trade contractors	6	—	1	7	1%
Used car dealers	7	—	—	7	1%
Plumbing, heating, and air-conditioning companies	6	—	1	7	1%
Limited-service restaurants	4	—	3	7	1%
General warehousing and storage	6	—	—	6	1%
Appliance repair and maintenance	6	—	—	6	1%
Automotive body, paint, and interior repair	5	—	—	5	1%
Other accounting services	5	—	—	5	1%
Residential remodelers	5	—	—	5	1%
Offices of dentists	5	—	—	5	1%
Other miscellaneous durable goods merchant	5	—	—	5	1%
Other(2)	168	13	35	216	35%
Total	$498	$26	$78	$602	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $137 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans sold that do not qualify for true sale accounting.

(2) Loan types of less than $5 million are spread over approximately one hundred different business types.

State diversification as of March 31, 2025

(Excludes government guaranteed portion of SBA 7(a) Program loans)

	SBL commercial mortgage(1)	SBL construction(1)	SBL non-real estate	Total	% Total
	(Dollars in millions)
California	$133	$5	$6	$144	24%
Florida	78	11	4	93	15%
North Carolina	44	—	4	48	8%
New York	41	—	3	44	7%
New Jersey	32	—	7	39	6%
Texas	25	3	6	34	6%
Pennsylvania	19	—	13	32	5%
Georgia	25	2	1	28	5%
Other States	101	5	34	140	24%
Total	$498	$26	$78	$602	100%

(1) Of the SBL commercial mortgage and SBL construction loans, $137 million represents the total of the non-guaranteed portion of SBA 7(a) Program loans and non-SBA loans. The balance of those categories represents SBA 504 Program loans with 50%-60% origination date LTVs. SBL Commercial excludes $4 million of loans that do not qualify for true sale accounting.

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Top 10 loans as of March 31, 2025

Type(1)	State	SBL commercial mortgage
	(Dollars in millions)
General line grocery merchant wholesalers	CA	$13
Funeral homes and funeral services	ME	13
Funeral homes and funeral services	PA	12
Outpatient mental health and substance abuse center	FL	10
Hotel	FL	8
Lawyer's office	CA	8
Hotel	VA	7
Hotel	NC	7
Charter bus industry	NY	6
Used car dealer	CA	6
Total		$90

(1) The table above does not include loans to the extent that they are U.S. government guaranteed.

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Commercial real estate loans, excluding SBA loans, are as follows including LTV at origination:

Type as of March 31, 2025

Type	# Loans	Balance	Weighted average origination date LTV	Weighted average interest rate
	(Dollars in millions)
Real estate bridge loans (multifamily apartment loans recorded at amortized cost)(1)	175	$2,212	70%	8.53%

Non-SBA commercial real estate loans, at fair value:
Multifamily (apartment bridge loans)(1)	4	$88	70%	7.47%
Hospitality (hotels and lodging)	1	19	66%	9.75%
Retail	2	12	72%	8.19%
Other	2	9	71%	4.96%
	9	128	69%	7.70%
Fair value adjustment		—
Total non-SBA commercial real estate loans, at fair value		128
Total commercial real estate loans		$2,340	70%	8.49%

(1) In the third quarter of 2021, we resumed the origination of bridge loans for multi-family apartment rehabilitation which comprise these categories. Such loans held at fair value were originally intended for sale, but are now being retained on the balance sheet. In addition to “as is” origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated “as stabilized” values, which represents additional potential collateral value as rehabilitation progresses, and units are re-leased at stabilized rental rates. The weighted average origination date “as stabilized” LTV was estimated at 61%.

State diversification as of March 31, 2025			15 largest loans as of March 31, 2025

State	Balance	Origination date LTV	State	Balance	Origination date LTV
(Dollars in millions)			(Dollars in millions)
Texas	$720	70%	Texas	$46	75%
Georgia	304	70%	Tennessee	40	72%
Florida	230	68%	Texas	39	64%
Indiana	129	71%	Michigan	39	62%
New Jersey	115	68%	Texas	36	67%
Ohio	114	71%	Florida	35	72%
Michigan	105	65%	New Jersey	34	62%
Other States each <$65 million	623	70%	Pennsylvania	34	63%
Total	$2,340	70%	Indiana	34	76%
			Texas	33	62%
			New Jersey	31	71%
			Oklahoma	31	78%
			Texas	31	77%
			Michigan	31	66%
			Georgia	30	69%
			15 largest commercial real estate loans	$524	69%
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Institutional banking loans outstanding at March 31, 2025

Type	Principal	% of total
	(Dollars in millions)
SBLOC	$1,042	57%
IBLOC	535	29%
Advisor financing	266	14%
Total	$1,843	100%

For SBLOC, we generally lend up to 50% of the value of equities and 80% for investment grade securities. While the value of equities has fallen in excess of 30% in recent years, the reduction in collateral value of brokerage accounts collateralizing SBLOC loans generally has been less, for two reasons. First, many collateral accounts are “balanced” and accordingly have a component of debt securities, which have either not decreased in value as much as equities, or in some cases may have increased in value. Second, many of these accounts have the benefit of professional investment advisors who provided some protection against market downturns, through diversification and other means. Additionally, borrowers often utilize only a portion of collateral value, which lowers the percentage of principal to collateral.

Top 10 SBLOC loans at March 31, 2025

	Principal amount	% Principal to collateral
	(Dollars in millions)
	$10	39%
	9	55%
	9	15%
	8	87%
	8	48%
	8	21%
	7	33%
	6	20%
	6	39%
	5	42%
Total and weighted average	$76	41%

Insurance backed lines of credit (IBLOC)

IBLOC loans are backed by the cash value of eligible life insurance policies which have been assigned to us. We generally lend up to 95% of such cash value. Our underwriting standards require approval of the insurance companies which carry the policies backing these loans. Currently, fifteen insurance companies have been approved and, as of April 17, 2025, all were rated A- (Excellent) or better by AM BEST.

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Direct lease financing by type as of March 31, 2025

	Principal balance(1)	% Total
	(Dollars in millions)
Government agencies and public institutions(2)	$129	18%
Construction	128	18%
Real estate and rental and leasing	98	14%
Waste management and remediation services	95	13%
Health care and social assistance	29	4%
Other services (except public administration)	24	3%
Professional, scientific, and technical services	22	3%
Wholesale trade	19	3%
General freight trucking	17	2%
Finance and insurance	14	2%
Transit and other transportation	12	2%
Arts, entertainment, and recreation	10	1%
Other	113	17%
Total	$710	100%

(1) Of the total $710 million of direct lease financing, $651 million consisted of vehicle leases with the remaining balance consisting of equipment leases.

(2) Includes public universities as well as school districts.

Direct lease financing by state as of March 31, 2025

State	Principal balance	% Total
	(Dollars in millions)
Florida	$115	16%
New York	60	8%
Utah	53	7%
Connecticut	52	7%
California	46	6%
Pennsylvania	42	6%
North Carolina	38	5%
New Jersey	37	5%
Maryland	36	5%
Texas	23	3%
Idaho	19	3%
Georgia	15	2%
Washington	14	2%
Ohio	13	2%
Iowa	13	2%
Other States	134	21%
Total	$710	100%

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Capital ratios	Tier 1 capital	Tier 1 capital	Total capital	Common equity
	to average	to risk-weighted	to risk-weighted	tier 1 to risk
	assets ratio	assets ratio	assets ratio	weighted assets
As of March 31, 2025
The Bancorp, Inc.	8.93%	13.94%	14.86%	13.94%
The Bancorp Bank, National Association	9.79%	15.28%	16.19%	15.28%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

As of December 31, 2024
The Bancorp, Inc.	9.41%	13.85%	14.65%	13.85%
The Bancorp Bank, National Association	10.38%	15.25%	16.06%	15.25%
"Well capitalized" institution (under federal regulations-Basel III)	5.00%	8.00%	10.00%	6.50%

	Three months ended March 31,		Year ended December 31,
	2025	2024	2024
Selected operating ratios
Return on average assets(1)	2.49%	2.97%	2.71%
Return on average equity(1)	28.64%	27.95%	27.24%
Net interest margin	4.07%	5.15%	4.85%

(1) Annualized

Book value per share table	March 31,	December 31,	September 30,	March 31,
	2025	2024	2024	2024
Book value per share	$17.66	$16.69	$16.90	$15.63

Loan delinquency and other real estate owned	March 31, 2025
	30-59 days past due	60-89 days past due	90+ days still accruing	Non-accrual	Total past due	Current	Total loans
SBL non-real estate	$659	$61	$204	$6,148	$7,072	$184,678	$191,750
SBL commercial mortgage	2,742	—	—	6,893	9,635	671,819	681,454
SBL construction	—	—	—	1,578	1,578	40,448	42,026
Direct lease financing	11,152	5,925	442	6,969	24,488	685,490	709,978
SBLOC / IBLOC	9,242	3,036	—	503	12,781	1,564,389	1,577,170
Advisor financing	—	—	—	—	—	265,950	265,950
Real estate bridge loans	—	—	—	9,754	9,754	2,202,300	2,212,054
Consumer fintech	16,114	841	346	—	17,301	556,747	574,048
Other loans	47	—	2	—	49	112,273	112,322
Unamortized loan fees and costs	—	—	—	—	—	13,398	13,398
	$39,956	$9,863	$994	$31,845	$82,658	$6,297,492	$6,380,150

Other loan information

Of the $67.5 million special mention and $132.5 million substandard loans real estate bridge loans at March 31, 2025, none were modified in the first quarter of 2025.

Other real estate owned year to date activity

March 31, 2025
Beginning balance	$62,025
Transfer from loans, net	3,722
Advances	1,382
Ending balance	$67,129

	March 31,	December 31,	September 30,	March 31,
	2025	2024	2024	2024
Asset quality ratios:
Nonperforming loans to total loans(1)	0.51%	0.55%	0.52%	1.05%
Nonperforming assets to total assets(1)	1.07%	1.10%	1.14%	0.97%
Allowance for credit losses to total loans	0.82%	0.73%	0.52%	0.53%

(1) In the first quarter of 2024, a $39.4 million apartment building rehabilitation bridge loan was transferred to nonaccrual status. On April 2, 2024, the same loan was transferred from nonaccrual status to other real estate owned. We completed the majority of the capital improvements at the property and have agreed to a sale with a sales price that is expected to cover the current balance plus the forecasted cost of improvements to the property. The March 31, 2025, other real estate owned

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balance of $42.5 million compares to a September 2023 third-party “as is” appraisal of $47.8 million, or an 86% “as is” LTV, after considering the $1.6 million of earnest money deposits in connection with the property’s sale in process.  Although the payment date for the additional earnest money deposit of $1.4 million was extended to April 28, 2025 to facilitate a change in ownership by the purchaser, the purchaser has made additional investments, including providing insurance coverage at the property.  The closing date remains May 23, 2025, with an option for two additional, 30-day extensions in exchange for additional consideration of $1.0 million per extension.

Gross dollar volume (GDV)(1)	Three months ended
	March 31,	December 31,	September 30,	March 31,
	2025	2024	2024	2024
	(Dollars in thousands)
Prepaid and debit card GDV	$44,650,422	$39,656,909	$37,898,006	$37,943,338

(1) Gross dollar volume represents the total dollar amount spent on prepaid and debit cards issued by The Bancorp Bank, N.A.

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Business line quarterly summary:
Quarter ended March 31, 2025
(Dollars in millions)
		Balances
			% Growth
Major business lines	Average approximate rates(1)	Balances(2)	Year over Year	Linked quarter annualized
Loans
Institutional banking(3)	6.1%	$1,843	3%	1%
Small business lending(4)	7.1%	1,009	12%	11%
Leasing	8.1%	710	1%	5%
Commercial real estate (non-SBA loans, at fair value)	7.7%	128	nm	nm
Real estate bridge loans (recorded at book value)	8.5%	2,212	5%	20%
Consumer fintech loans - interest bearing	5.0%	25	nm	nm
Consumer fintech loans - non-interest bearing(5)	—	549	nm	nm
Weighted average yield	6.8%	$6,476			Non-interest income
						% Growth
Deposits: Fintech solutions group					Current quarter	Year over Year
Prepaid and debit card issuance, consumer fintech loan fees, and other payments fees	2.2%	$7,814	26%	nm	$34.4	26%

(1) Average rates are for the three months ended March 31, 2025.

(2) Loan and deposit categories are based on period-end and average quarterly balances, respectively.

(3) Institutional Banking loans are comprised of SBLOC loans collateralized by marketable securities, IBLOC loans collateralized by the cash surrender value of eligible life insurance policies, and investment advisor financing.

(4) Small Business Lending is substantially comprised of SBA-guaranteed loans. Growth rates exclude the impact of $4 million of loans that do not qualify for true sale accounting at March 31, 2025 compared to $9 million at prior quarter end and $29 million at March 31, 2024.

(5) Income related to non-interest-bearing balances is included in non-interest income.

Summary of credit lines available

The Bancorp maintains lines of credit exceeding potential liquidity requirements as follows. The Bancorp also has access to other substantial sources of liquidity.

March 31, 2025
(Dollars in thousands)
Federal Reserve Bank	$2,014,390
Federal Home Loan Bank	1,071,418
Total lines of credit available	$3,085,808

Estimated insured vs uninsured deposits

The vast majority of The Bancorp’s deposits are insured and low balance and accordingly do not constitute the liquidity risk experienced by certain institutions. Accordingly, the deposit base is comprised as follows.

March 31, 2025
Insured	95%
Low balance accounts	3%
Other uninsured	2%
Total deposits	100%

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Calculation of efficiency ratio (non-GAAP)(1)

	Three months ended		Year ended
	March 31,	March 31,	December 31,
	2025	2024	2024
	(Dollars in thousands)
Net interest income	$91,743	$94,418	$376,241
Non-interest income(2)	37,774	29,382	126,863
Total revenue	$129,517	$123,800	$503,104
Non-interest expense	$53,294	$46,712	$203,225

Efficiency ratio	41%	38%	40%

(1)The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.
(2)Excludes consumer fintech loan credit enhancement income of $45.9 million and $30.7 million at March 31, 2025 and December 31, 2024, respectively.

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